Exhibit 2.1

CONTRIBUTION, CONVEYANCE AND ASSUMPTION
AGREEMENT

This Contribution, Conveyance and Assumption Agreement (this “Agreement”), dated as of the Execution Date (as defined below), is by and among Tesoro Logistics LP, a Delaware limited partnership (the “Partnership”), Tesoro Logistics GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Tesoro Logistics Operations LLC, a Delaware limited liability company (the “Operating Company”), Tesoro Corporation, a Delaware corporation (“Tesoro”), and Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“TRMC”). The above-named entities are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, TRMC has purchased the Assets (as defined below) pursuant to the Purchase and Sale Agreement dated August 8, 2012 (the “BP Purchase and Sale Agreement”) by and among the Sellers (as defined below) and TRMC; and
WHEREAS, TRMC desires to contribute the Assets to the General Partner, the General Partner desires to contribute the Assets to the Partnership and the Partnership desires to contribute the Assets to the Operating Company, all on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS

Capitalized terms used herein shall have the respective meanings ascribed to such terms below:
“Additional Borrowings” has the meaning set forth in Section 2.2(c)(i).
“Affiliate” has the meaning given to that term in the BP Purchase and Sale Agreement, provided, however, that for the purposes of this Agreement, the term shall not include any entities or individuals who control or have the right to control the Partnership.
“Agreement” has the meaning set forth in the introduction to this Agreement.
“Amended and Restated Operational Services Agreement” means that certain Amended and Restated Operational Services Agreement dated as of April 1, 2012, among Tesoro, Tesoro Companies, Inc., TRMC, the General Partner, the Operating Company, Tesoro Alaska Company and Tesoro High Plains Pipeline Company LLC.

“Amendment No. 1 to the Second Amended and Restated Omnibus Agreement” means that certain Amendment No. 1 to Second Amended and Restated Omnibus Agreement to be executed as of the Closing Date, among Tesoro, TRMC, Tesoro Companies, Inc., Tesoro Alaska Company, the General Partner and the Partnership, as such agreement may be amended, supplemented or restated from time to time.
“Assets” means (a) the Terminals, as well as certain other related assets and properties that are either located on the same parcels of real estate as those assets and properties or used in connection therewith, and all contracts, permits, licenses and other intangible rights related to the Terminals to the extent assignable and to the extent used in connection with the ownership and operation of any of the other assets and properties described above, which assets are listed in detail on Exhibit A to this Agreement, (b) all rights and interests under the BP Purchase and Sale Agreement with respect to the foregoing assets in clause (a), and (c) with respect to Section 2.2 and Section 2.3, the Assets shall also include the MTSA and the Storage Services Agreement.
“Available Equity Proceeds” has the meaning set forth in Section 2.2(c)(ii).
“Bill of Sale” means the Bill of Sale, Assignment and Assumption to be executed on the Closing Date by TRMC, the General Partner and the Partnership in favor of the Operating Company, in the form attached hereto in Exhibit D.
“BP Purchase and Sale Agreement” has the meaning set forth in the Recitals above.
“BP Retained Liabilities” has the meaning given to the term “Retained Liabilities” in the BP Purchase and Sale Agreement.
“Buyer Indemnified Parties” has the meaning given to that term in the BP Purchase and Sale Agreement, provided, however, for the purposes of this Agreement, the term shall not include the Partnership Indemnified Parties.
“Cap” has the meaning set forth in Section 4.5(a).
“Carson Crude Storage Facility” means the crude oil storage facility located at 24696 South Wilmington in Carson, California, including five (5) above-ground storage tanks and a booster station to pump jet fuel to Los Angeles International Airport, with approximately one hundred seventeen (117) acres of real property and a main office located thereon.
“Chevron Agreements” means (i) the Asset Sale and Purchase Agreement, dated December 6, 2012, between Chevron Pipe Line Company and Tesoro Logistics Northwest Pipeline LLC, and (ii) the Asset Sale and Purchase Agreement, dated December 6, 2012, between Northwest Terminalling Company and the Operating Company, both as may be amended, supplemented or restated from time to time.
“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.
“Colton Terminal” means the marketing terminal located at 2395 Riverside Avenue in Rialto, California, including a covered four-lane truck loading rack, nine (9) active above-ground storage tanks and three (3) additive/oily water tanks, with approximately four (4) acres of real property and a main office building with warehouse and a covered truck maintenance shop located thereon.
“Common Unit” means a common unit representing a limited partner interest in the Partnership having the rights set forth in the Partnership Agreement.
“Dispute Resolution Firm” has the meaning set forth in Section 4.5(e)(i).
“Disputed Claim” has the meaning set forth in Section 4.5(e).
“East Hynes Terminal” means the storage terminal and rack location at 5905 Paramount Boulevard in Long Beach, California, including thirty-one (31) above-ground storage tanks, six (6) (10,000-gallon) additive tanks, a six-lane truck rack, and the Carson Pipelines Operations Control Center, with approximately sixty-six (66) acres of real property and two (2) administration buildings and one (1) warehouse located thereon.

“Excluded Assets and Liabilities” has the meaning set forth in Section 2.1(b).
“Execution Date” means May 17, 2013.
“General Partner” has the meaning set forth in the introduction to this Agreement.
“General Partner Contribution” has the meaning set forth in Section 2.2(a).
“General Partner Unit” means a general partner unit representing a general partner interest in the Partnership having the rights set forth in the Partnership Agreement.
“Governmental Authority” has the meaning given to that term in the BP Purchase and Sale Agreement.
“Hathaway Terminal” means the storage terminal and rack location at 2350 Obispo Avenue in Signal Hill, California, including twenty-three (23) above-ground storage tanks and a five-lane truck rack, with approximately twenty (20) acres of real property and an office building with a control room located thereon.
“Indemnified Parties” means the Buyer Indemnified Parties and the Partnership Indemnified Parties.
“Indemnity Claims” has the meaning set forth in Section 4.5(a).
“Indemnity Coverage Minimum” has the meaning set forth in Section 4.6(a).

“Loss” or “Losses” have the meaning given to those terms in the BP Purchase and Sale Agreement.
“Material Adverse Effect” has the meaning set forth in Section 3.4(a).
“MTSA” means that certain Master Terminalling Services Agreement - Southern California to be executed on the Closing Date among TRMC, the General Partner, the Partnership and the Operating Company, pursuant to which the Operating Company shall provide certain terminalling services to TRMC.
“Operating Company” has the meaning set forth in the introduction to this Agreement.
“Partnership” has the meaning set forth in the introduction to this Agreement.
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 26, 2011.
“Partnership Contribution” has the meaning set forth in Section 2.3.
“Partnership Group” has the meaning set forth in the Second Amended and Restated Omnibus Agreement.
“Partnership Indemnified Party” has the meaning set forth in Section 4.3(c).
“Partnership's Credit Agreement” means the Amended and Restated Credit Agreement, dated as of January 4, 2013, among the Partnership, Bank of America, as administrative agent, L/C Issuer and lender, and the other lenders party thereto, as such agreement may be amended, supplemented or restated from time to time.
“Party” or “Parties” is defined in the introduction to this Agreement.
“Remedial Work” has the meaning given to that term in the BP Purchase and Sale Agreement, provided, however, for the purposes of this Agreement, such term does not include any of the BP Retained Liabilities.
“Representation Indemnity Amount” has the meaning set forth in Section 4.5(b)(ii).
“San Diego Terminal” means the marketing terminal located at 2295 East Harbor Drive in San Diego, California, including a covered three-lane truck loading rack and nine (9) above-ground storage tanks, with approximately three (3) acres of real property and a main office building, a warehouse and equipment shop located thereon.
“Second Amended and Restated Omnibus Agreement” means that certain Second Amended and Restated Omnibus Agreement dated as of November 15, 2012, among Tesoro, TRMC, Tesoro Companies, Inc., Tesoro Alaska Company, the General Partner

and the Partnership, as such agreement may be amended, supplemented or restated from time to time.
“Seller Indemnified Party” has the meaning given to that term in the BP Purchase and Sale Agreement.
“Sellers” has the meaning given to that term in the BP Purchase and Sale Agreement.
“Storage Services Agreement” means that certain Carson Storage Services Agreement to be executed on the Closing Date among TRMC, the General Partner, the Partnership and the Operating Company, pursuant to which the Operating Company shall perform certain storage services for TRMC.
“Terminals” means the Carson Crude Storage Facility, the Colton Terminal, the East Hynes Terminal, the Hathaway Terminal, the San Diego Terminal, the Vinvale Terminal and the West Hynes Terminal.
“Tesoro” has the meaning set forth in the introduction to this Agreement.
“Total Equity Balance” has the meaning set forth in Section 4.6(a).
“Third Party Environmental Claim” has the meaning given to that term in the BP Purchase and Sale Agreement.
“Third Party Environmental Indemnity Claims” has the meaning set forth in Section 4.5(a).
“Transaction Documents” has the meaning set forth in Section 3.4(a).
“TRMC” has the meaning set forth in the introduction to this Agreement.
“TRMC Contribution” has the meaning set forth in Section 2.1(a).
“TRMC Remedial Work” has the meaning set forth in Section 4.3(b).
“Vinvale Terminal” means the marketing terminal located at 8601 Garfield in South Gate, California, including a covered eight-lane truck loading rack, nine (9) active above-ground storage tanks, two (2) additive tanks, one (1) horizontal tank, and four (4) out-of-service tanks, with approximately thirty-three (33) acres of real property and two (2) administration buildings, a garage with wash bay, a four-bay storage building and two (2) offloading stations located thereon.
“Warranty Claims” has the meaning set forth in Section 4.5(a).
“West Hynes Terminal” means the non-exclusive easement rights and storage terminal located at 5900 Cherry Avenue in Long Beach, California, adjacent to the East

Hynes Terminal, including two (2) double-bottom storage tanks, pipelines, and all appurtenances thereto.

ARTICLE II
CONTRIBUTIONS AND ACKNOWLEDGEMENTS

Section 2.1     Conveyances by TRMC to the General Partner.

(a)Effective as of the Closing Date, TRMC hereby assigns, transfers, contributes, grants, bargains, conveys, sets over and delivers to the General Partner, its successors and its assigns, for its and their own use forever, the entire right, title, interest, responsibilities, coverages and liabilities of TRMC in and to the Assets as set forth in this Agreement, including any responsibilities, coverages and liabilities under any permit or license included in the Assets. The contribution described in this Section 2.1(a) shall be referred to in this Agreement as the “TRMC Contribution.” TRMC makes the TRMC Contribution in exchange for an additional membership interest in the General Partner equal to the percentage increase in the capital of the General Partner based on the value of the TRMC Contribution, and the General Partner accepts the TRMC Contribution as a contribution to the capital of the General Partner.

(b)The Parties hereby acknowledge and agree that TRMC owns certain assets and properties (including any and all petroleum and hydrocarbon inventory) and has certain responsibilities, coverages and liabilities that might otherwise be considered as part of the Assets as set forth on Exhibit B to this Agreement (collectively, the “Excluded Assets and Liabilities”), and that the Excluded Assets and Liabilities are being retained by TRMC and are not being contributed or transferred as part of the TRMC Contribution.

Section 2.2     Conveyances by the General Partner to the Partnership.

(a)Effective as of the Closing Date and immediately after the completion of the TRMC Contribution, the General Partner hereby assigns, transfers, contributes, grants, bargains, conveys, sets over and delivers to the Partnership, its successors and its assigns, for its and their own use forever, the entire right, title, interest, responsibilities, coverages and liabilities of the General Partner in and to the Assets, including any responsibilities, coverages and liabilities under any permit or license included in such Assets. The contribution described in this Section 2.2(a) shall be referred to in this Agreement as the “General Partner Contribution.”

(b)The General Partner shall make the General Partner Contribution in exchange for the distribution or issuance by the Partnership of the following as of the Closing Date in consideration of the conveyance and transfer of all of the Assets and the environmental indemnity from TRMC set forth in Section 4.3 below as of the Closing Date as set forth herein:

(i)a distribution of $544 million in cash, which cash shall be loaned by the General Partner to Tesoro pursuant to Section 2.5(e);

(ii)the issuance to the General Partner of a number of General Partner Units in the Partnership with a value equal to two percent (2%) of $96 million to maintain the General Partner's two percent (2%) general partner interest in the Partnership, which unit price shall be based on the average closing price of the Common Units for the last ten (10) trading days prior to the Closing Date and which number of units shall be rounded up to the next highest number of whole units; and

(iii)the issuance to the General Partner of a number of Common Units with a value equal to ninety-eight percent (98%) of $96 million, representing slightly more than a two percent (2%) limited partner interest in the Partnership, which unit price shall be based on the average closing price of the Common Units for the last ten (10) trading days prior to the Closing Date and which number of units shall be rounded down to the next lowest number of whole units.

(c)The distribution of the $544 million in cash on the Closing Date referenced in Section 2.2(b)(i) shall occur as follows:

(i)the Partnership shall borrow $544 million under the Partnership's Credit Agreement (the “Additional Borrowings”), which borrowed funds shall be distributed in cash to the General Partner by wire transfer of such funds directly from the applicable lender under the Partnership's Credit Agreement to an account designated by the General Partner. After such distribution by the Partnership, Tesoro will execute the ten-year promissory note described in Section 2.5(e) and the General Partner will provide pursuant thereto the loan of $544 million to Tesoro. The General Partner's loan to Tesoro will be made by a wire transfer from the General Partner to an account designated by Tesoro.

(ii)The Additional Borrowings will allow the Partnership to preserve surplus cash for other pending acquisitions. The General Partner shall reimburse the Partnership to the extent the Additional Borrowings result in any inefficiencies in the Partnership's use of capital. The General Partner shall pay to the Partnership, as an expense reimbursement, an amount of cash equal to the Partnership's cost of capital with respect to that portion of the $392 million net proceeds from the January 8, 2013 offering of 8.5 million Common Units still available at Closing to reduce the Additional Borrowings (such available proceeds, the “Available Equity Proceeds”). The Partnership's cost of capital with respect to the Available Equity Proceeds shall be calculated by multiplying the Available Equity Proceeds by the product of (x) the interest rate set forth in Section 2.07(a) of the Partnership's Credit Agreement, divided by three hundred sixty-five (365) days and (y) the number of days from and including the Closing Date and the earlier to occur of (A) the closing of the transactions contemplated by the Chevron Agreements, or (B) seventy-five (75) days.

(d)The Partnership accepts the General Partner Contribution, including the MTSA, and the Storage Services Agreement, as a contribution to the capital of the Partnership.

Section 2.3     Conveyances by the Partnership to the Operating Company. Effective as of the Closing Date and immediately after the completion of the General Partner Contribution, the Partnership hereby assigns, transfers, contributes, grants, bargains, conveys, sets over and delivers to the Operating Company, its successors and its assigns, for its and their own use forever, the entire right, title, interest, responsibilities, coverages and liabilities of the Partnership in and to the Assets, including any responsibilities, coverages and liabilities under any permit or license included in the Assets. The contribution described in this Section 2.3 shall be referred to in this Agreement as the “Partnership Contribution.” The Partnership hereby makes the Partnership Contribution as a capital contribution to the capital of the Operating Company and the Operating Company hereby accepts the Partnership Contribution, including the MTSA and the Storage Services Agreement, as a contribution to the capital of the Operating Company.

Section 2.4     Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Partnership, located at 19100 Ridgewood Parkway, San Antonio, Texas, simultaneously with the closing of the transaction set forth in the BP Purchase and Sale Agreement, or such other date as the Parties may mutually determine in writing (the “Closing Date”).

Section 2.5     Conditions Precedent. The obligation of the Parties to consummate the transactions contemplated herein is subject to the satisfaction, or waiver, as appropriate, of the following conditions precedent:

(a)receipt by the Parties of all permits, consents, approvals, authorizations, orders, registrations, filings or qualifications of or with any court, governmental agency or body having jurisdiction over Parties required in connection with the execution, delivery and performance of the Transaction Documents;

(b)the closing of the transactions contemplated by the BP Purchase and Sale Agreement shall occur on the Closing Date;

(c)the execution and delivery by an officer of each of the Parties of a certificate to the effect that (i) the representations and warranties contained in this Agreement are true and correct in all respects on and as of the Closing Date, as though made on and as of the Closing Date and (ii) each condition specified in this Section 2.5 is satisfied in all respects;

(d)the fairness opinion of Tudor Pickering Holt & Co., the financial advisor to the conflicts committee of the board of directors of the General Partner, shall have been delivered and not withdrawn;

(e)the execution by Tesoro of a ten-year promissory note, in the form attached as Exhibit C to this Agreement, to evidence the funds loaned by the General Partner to Tesoro pursuant to Section 2.2(b)(i);

(f)the execution and delivery by the Sellers, at the direction of TRMC, and by the Operating Company of any documents and instruments necessary and appropriate to convey title to the applicable Assets directly to the Operating Company; for the avoidance of doubt, any direct conveyance of title to the applicable Assets from the Sellers to the Operating Company (or direct recordation of title to the applicable Assets by the Operating Company) is solely to minimize the need for additional conveyance and title documents and instruments; the intent of the Parties (and the intended treatment of the transactions contemplated hereby) is for TRMC to convey the applicable Assets to the General Partner pursuant to Section 2.1, for the General Partner to convey the applicable Assets to the Partnership pursuant to Section 2.2, and for the Partnership to convey the Assets to the Operating Company pursuant to Section 2.3; the conveyance of the applicable Assets from the Sellers to the Operating Company, as directed by TRMC, pursuant to these administrative title conveyance documents is not intended to be treated as a sale for tax or any other purposes;

(g)the execution and delivery of the MTSA by the parties thereto;

(h)the execution and delivery of the Storage Services Agreement by the parties thereto;

(i)the execution and delivery of the Amendment No. 1 to the Second Amended and Restated Omnibus Agreement by the parties thereto;

(j)the execution and delivery of an amendment and restatement of the schedules to the Second Amended and Restated Omnibus Agreement by the parties thereto;

(k)the execution and delivery of an amendment and restatement of the schedules to the Amended and Restated Operational Services Agreement by the parties thereto;

(l)the execution and delivery of quitclaim deeds and bills of sale to effect the conveyance of certain Assets from the Operating Company to TRMC, in form and substance satisfactory to both parties;

(m)the execution and delivery by TRMC, the General Partner, the Partnership and the Operating Company of all documents and instruments necessary and appropriate to convey the applicable Assets to the Operating Company, including the Bill of Sale and other customary forms as may be agreed by the Parties; for the avoidance of doubt, the conveyance of title to any applicable Assets from TRMC to the Operating Company and assumption of the specified obligations by the Operating Company is solely to minimize the need for additional conveyance documents and instruments; the intent of the Parties (and the intended treatment of the transactions contemplated hereby) is for TRMC to convey the applicable Assets to the General Partner pursuant to Section

2.1, for the General Partner to convey the applicable Assets to the Partnership pursuant to Section 2.2 and for the Partnership to convey the Assets to the Operating Company pursuant to Section 2.3; the conveyance of the applicable Assets by TRMC, the General Partner and the Partnership to the Operating Company is not intended to be treated as a sale for tax or any other purposes;

(n)the execution and delivery of access and exclusive use licenses from the Operating Company to TRMC to provide access to TRMC to each of the Terminals, in form and substance satisfactory to both parties; and

(o)the execution and delivery of a closing escrow agreement by the Parties and the parties to the other Transaction Documents to effect the closing into escrow with McGuireWoods LLP of all documents and instruments related to the Closing.

ARTICLE III
REPRESENTATIONS

Section 3.1     Representations of TRMC. TRMC hereby represents and warrants to the General Partner, the Partnership and the Operating Company as follows:

(a)as of the Closing Date, TRMC's Total Equity Balance is equal to or greater than the Indemnity Coverage Minimum;

(b)as of the Execution Date and the Closing Date, to TRMC's knowledge, after reasonable investigation, there are no terms in any agreements included in the Assets that would materially impair the rights granted to the Partnership Group pursuant to the transactions contemplated by this Agreement; and

(c)as of the Execution Date, TRMC has delivered to the General Partner, the Partnership and the Operating Company a true and correct executed copy of BP Purchase and Sale Agreement.

Section 3.2     Representation of the General Partner. The General Partner hereby represents and warrants to TRMC as of the Execution Date and the Closing Date that the General Partner has full power and authority to act as general partner of the Partnership in all material respects.

Section 3.3     Representation of the Partnership. The Partnership hereby represents and warrants to the General Partner and Tesoro as of the Closing Date that the Common Units and the General Partner Units of the Partnership issued to the General Partner pursuant to Section 2.2(b) have been duly authorized for issuance and sale to the General Partner and, when issued and delivered by the Partnership pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued and fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-607 and 17-804 of the Delaware Limited Partnership Act).

Section 3.4     Representations of the Parties. Each Party represents and warrants, severally as to only itself and not jointly, to the other Parties as of the Execution Date and the Closing Date:

(a)The applicable Party has been duly formed or incorporated and is validly existing as a limited partnership, limited liability company or corporation, as applicable, in good standing under the laws of its jurisdiction of organization with full power and authority to enter into and perform its obligations under this Agreement and the other documents contemplated herein (the “Transaction Documents”) to which it is a party, to own or lease and to operate its properties currently owned or leased or to be owned or leased and to conduct its business. The applicable Party is duly qualified to do business as a foreign corporation, limited liability company or limited partnership, as applicable, and is in good standing under the laws of each jurisdiction which requires such qualification, except where the failure to be so qualified or registered would not have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties, taken as a whole, whether or not arising from transactions in the ordinary course of business, of such Party (a “Material Adverse Effect”).

(b)The applicable Party has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and perform its respective obligations thereunder. All corporate, partnership and limited liability company action, as the case may be, required to be taken by the applicable Party or any of its stockholders, members or partners for the execution and delivery by the applicable Party of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby has been validly taken.

(c)For the applicable Party, each of the Transaction Documents to which it is a party is a valid and legally binding agreement of such Party, enforceable against such Party in accordance with its terms, except (i) as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) that the indemnity, contribution and exoneration provisions contained in any of the Transaction Documents may be limited by applicable laws and public policy.

(d)Neither the execution, delivery and performance of the Transaction Documents by the applicable Party that is a party thereto nor the consummation of the transactions contemplated by the Transaction Documents conflict or will conflict with, or result or will result in, a breach or violation of or a default under (or an event that, with notice or lapse of time or both would constitute such an event), or imposition of any lien, charge or encumbrance upon any property or assets of any of the applicable Party pursuant to (i) the partnership agreement, limited liability company agreement, certificate of limited partnership, certificate of formation or conversion, certificate of articles of incorporation, bylaws or other constituent document of the applicable Party, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the applicable Party is a party or bound or to which its property is subject or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the applicable Party of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over such Party or any of its properties in a proceeding to which it or its property is a party, except in the case of clause (ii), liens, charges or encumbrances arising under security documents for the collateral pledged under such Party's applicable credit agreements and except in the case of clause (iii), where such breach or violation would not reasonably be expected to have a Material Adverse Effect.

(e)No permit, consent, approval, authorization, order, registration, filing or qualification of or with any court, governmental agency or body having jurisdiction over the applicable Party or any of its properties or assets is required in connection with the execution, delivery and performance of the Transaction Documents by the applicable Party, the execution, delivery and performance by the applicable Party that is a party thereto of its respective obligations under the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents other than (i) any filing related to the sale of the Common Units under this Agreement with federal or state securities laws authorities, and (ii) consents that have been obtained, except in the case of clause (ii) where the failure to obtain such consent would not reasonably be expected to have a Material Adverse Effect.

(f)No action, suit, proceeding, inquiry or investigation by or before any court or governmental or other regulatory or administrative agency, authority or body or any arbitrator involving the applicable Party or its property is pending or, to the knowledge of the applicable Party, threatened or contemplated that (i) would individually or in the aggregate reasonably be expected to have a material adverse effect on the performance of the Transaction Documents or the consummation of any of the transactions contemplated therein, or (ii) would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

ARTICLE IV
COVENANTS AND INDEMNIFICATION

Section 4.1    Further Assurances. From time to time after the Closing Date, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and to do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended to be so contributed and assigned (including any actions required to effect the assignment and conveyance of the Assets as of the Closing Date), and (c) more fully and effectively to carry out the purposes and intent of this Agreement. Further, each Party shall grant to the other Party and their respective agents and representatives access to their respective property after the Closing Date during normal business hours and subject to standard safety and security procedures of the applicable Party for purposes of the operation of their respective businesses, as contemplated hereunder and under the documents referenced herein.

Section 4.2    Covenants pursuant to BP Purchase and Sale Agreement.

(a)At Closing, in connection with the contributions detailed in Section 2, TRMC shall assign to the General Partner and the General Partner shall assume, the General Partner shall assign to the Partnership and the Partnership shall assume, and the Partnership shall assign to the Operating Company and the Operating Company shall assume, all of TRMC's rights and obligations under the BP Purchase and Sale Agreement relating to the Assets. For the avoidance of doubt, it is the intention of the Parties that the only obligations to be assumed by the Operating Company pursuant to this Agreement are those that specifically relate to the Assets to be contributed, meaning that it is intended that the Operating Company shall not assume any obligations of TRMC not specifically tied to the Assets (for example, and not by way of limitation, any obligations with respect to any of the representations and warranties of TRMC in the BP Purchase and Sale Agreement, any obligations with respect to “Assumed Liabilities” (as defined in the BP Purchase and Sale Agreement) that do not specifically relate to the Assets or with respect to TRMC's obligations with respect to Remedial Work. For convenience, the Parties agree that the assumption of obligations set forth in this Section 4.2(a) will be evidenced by the Bill of Sale. Notwithstanding the foregoing, the assignment of TRMC's rights under the BP Purchase and Sale Agreement as part of the Assets and the assumption of TRMC's obligations pursuant to this Section 4.2(a) does not include any rights or obligations TRMC may have with respect to the adjustments to the Purchase Price (as defined in the BP Purchase and Sale Agreement) contained in Section 5.4 or Article 11 of the BP Purchase and Sale Agreement.  Any adjustments undertaken by TRMC or the Sellers with respect to those provisions of the BP Purchase and Sale Agreement shall be solely for the benefit or burden of TRMC.

(b)TRMC agrees that it will not amend or waive any provision of the BP Purchase and Sale Agreement, if such amendment or waiver would reasonably be expected to be adverse to the Partnership Group's interest in the Assets, without the prior written consent of the Operating Company.

(c)The Operating Company agrees to comply with the “Post-Closing Covenants” of TRMC contained in Article 12 of the BP Purchase and Sale Agreement as if the Operating Company was a party thereto to the extent such covenants apply to the Assets. TRMC hereby agrees to use commercially reasonable efforts to ensure the Sellers comply with their obligations with respect to the Assets under the terms of Article 12 of the BP Purchase and Sale Agreement, and TRMC further agrees that, in the event TRMC receives the benefit of any actions taken by the Sellers in satisfaction of such covenants, TRMC shall use commercially reasonable efforts to ensure that the Operating Company receives the benefit of such actions.

(d)In addition to the assignment of rights under the BP Purchase and Sale Agreement as part of the Assets, TRMC agrees that, as between TRMC and the Operating Company, the Operating Company shall have the benefit of all of Sellers' representations, warranties, covenants and indemnities in the BP Purchase and Sale Agreement relating to the Assets as if the Operating Company was a party thereto; provided, however, that the Operating Company may coordinate through TRMC for any claim with respect thereto as set forth herein.

(e)Upon a Loss incurred by any Partnership Indemnified Party arising out of (i) a breach of a representation or warranty made by the Sellers under the BP Purchase and Sale Agreement, (ii) a Third Party Environmental Claim arising within two years of the Closing Date, (iii) a breach of a covenant of the Sellers under the BP Purchase and Sale Agreement, or (iv) the BP Retained Liabilities, the Operating Company shall promptly notify TRMC thereof with sufficient detail to enable TRMC to take action as set forth below. Based on the assignment of rights under the BP Purchase and Sale Agreement as part of the Assets, the Operating Company may make a direct claim against the Sellers with respect to applicable claims. In addition, if requested by the Operating Company, upon receipt of any such notice from, and discussion with, the Operating Company, TRMC shall promptly make an indemnification claim against the Sellers with respect to such Loss in accordance with the terms of the BP Purchase and Sale Agreement. In connection with any such claim for indemnification, TRMC shall take direction from the Operating Company with respect to the conduct and resolution of any such claim, and agrees to use commercially reasonable efforts to comply with such instructions from the Operating Company. It is the intent of this provision that no Partnership Indemnified Party have any direct claims against TRMC with respect to any Losses arising out of clauses (i) through (iv) of this Section 4.2(e), but it is intended that the Partnership Indemnified Parties benefit with respect to any such claims as if they were parties to the BP Purchase and Sale Agreement. Upon any recovery by TRMC from the Sellers for indemnification claims made on behalf of any Partnership Indemnified Party due to Losses arising out of clauses (iii) and (iv) of this Section 4.2(e), TRMC shall promptly pay the full amount of such recoveries to the applicable Partnership Indemnified Party. Upon any recovery by TRMC from the Sellers for indemnification claims made on behalf of any Partnership Indemnified Party due to Losses arising out of clauses (i) and (ii) of this Section 4.2(e) or any indemnification claims made on behalf of any Buyer Indemnified Party arising out of similar claims thereto under the BP Purchase and Sale Agreement (which for clarity for both the Partnership Indemnified Parties and the Buyer Indemnified Parties are the Warranty Claims and Third Party Environmental Indemnity Claims described in Section 4.5), TRMC and the Operating Company agree to allocate such recoveries pursuant to Section 4.5. The Operating Company shall pay the reasonable costs and expenses incurred by TRMC in making such claim on behalf of the Operating Company. The Operating Company, on behalf of the Partnership Indemnified Parties, acknowledges and agrees that the procedures for indemnification in this Section 4.2(e) are the exclusive remedies of the Partnership Indemnified Parties for Losses arising out clauses (i) through (iv) of this Section 4.2(e).

(f)The Operating Company agrees to indemnify any Buyer Indemnified Party for any Losses incurred due to a claim for indemnification made by a

Seller Indemnified Party arising out of any obligation assumed by the Operating Company pursuant to Section 4.2(a). Upon any Buyer Indemnified Party being made aware of such a claim, TRMC shall promptly make a claim for indemnification against the Operating Company, and the Operating Company and TRMC, on behalf of the Buyer Indemnified Parties, agree to conduct and resolve such claim in accordance with the procedures provided in Section 3.6 of the Second Amended and Restated Omnibus Agreement. TRMC, on behalf of the Buyer Indemnified Parties, acknowledges and agrees that the procedures for indemnification in this Section 4.2(f) are the exclusive remedies of the Buyer Indemnified Parties for Losses pursuant to this Section 4.2(f).

Section 4.3    Environmental Indemnity by TRMC.

(a)Except as provided in Section 4.3(g), the environmental indemnification provisions set forth in Article III of the Second Amended and Restated Omnibus Agreement shall not apply to the Assets.

(b)TRMC shall be responsible for and shall perform Remedial Work arising from or relating to the ownership, use and/or operation of the Assets prior to the Closing Date, including the Remedial Work listed on Schedule 4.3 (collectively, the “TRMC Remedial Work”). The Operating Company shall be responsible for and bear any and all costs associated with operating the Assets after the Closing Date in compliance with any order, “Environmental Permit” (as defined in the BP Purchase and Sale Agreement) or request of any Governmental Authority.

(c)TRMC shall indemnify, defend and hold harmless the Partnership, the Operating Company, their Affiliates, their respective successors and each of their respective officers (or persons in any similar capacity if such person is not a corporation), employees, consultants and agents of the Partnership, the Operating Company, their Affiliates and their respective successors (each, a “Partnership Indemnified Party”) from and against any Losses suffered or incurred by a Partnership Indemnified Party by reason of or arising out of the TRMC Remedial Work, including any failure by TRMC to perform such TRMC Remedial Work.

(d)Except as set forth in Section 4.3(c), in no event shall TRMC have any direct responsibility to the Partnership or the Operating Company for Third Party Environmental Claims or any BP Retained Liabilities relating to the Assets.

(e)Any Hazardous Substances (as defined in the BP Purchase and Sale Agreement) first discovered outside the physical boundaries of the Assets more than five (5) years after the Closing Date shall be conclusively presumed to be the result of a Release (as defined in the BP Purchase and Sale Agreement) subsequent to the Closing Date.

(f)In the event of any dispute between TRMC, on one hand, and the Partnership and the Operating Company, on the other, whether any event, condition or environmental matter occurred before or after the Closing Date shall be referred to a third-party qualified environmental consulting firm mutually agreeable to TRMC, the

Partnership and the Operating Company who shall evaluate responsibility, and where appropriate, allocate percentage responsibility and liability. The third party consultant shall consider all information submitted to it by TRMC, the Partnership and the Operating Company to make the final determination, but shall not perform additional on-site studies or evaluations unless agreed to by the TRMC, the Partnership and the Operating Company. The following additional procedures shall apply to any such dispute:

(i)TRMC, on one hand, and the Partnership and the Operating Company, on the other, shall provide the other with copies of the relevant records and provide reasonable access to its personnel as necessary to verify the accuracy of the applicable issue;

(ii) within thirty (30) days of the selection of the consulting firm, TRMC, on one hand, and the Partnership and the Operating Company, on the other, shall each submit to the consulting firm (with a copy to the other party) their respective proposals with respect to the determination of the applicable issue;

(iii)the consulting firm shall schedule a hearing at a site mutually agreeable to TRMC, the Partnership and the Operating Company not later than twenty (20) days after receipt of the last proposal;

(iv)no less than seven (7) days prior to the hearing, each party may submit additional information and arguments in response to the proposal offered by the other side;

(v)TRMC, on one hand, and the Partnership and the Operating Company, on the other, shall each pay fifty percent (50%) of the costs of the consulting firm and shall each pay their own costs and expenses related to the hearing;

(vi)within fifteen (15) days after the hearing, the consulting firm shall issue an interim determination in writing as to responsibility, and where appropriate, its determination of the allocation of percentage responsibility and liability;

(vii)within ten (10) days of the consulting firm's issuance of the interim determination, TRMC, on one hand, and the Partnership and the Operating Company, on the other, may submit suggested corrective language to the consulting firm, which the consulting firm shall determine whether or not to include in its final determination; and

(viii)within ten (10) days of the expiration of the period in Section 4.3(f)(vii), the consulting firm shall make a final determination in writing as to responsibility and where appropriate, its determination of the allocation of percentage responsibility and liability, which determination shall be final and binding.

(g)In the event any Partnership Indemnified Party desires to make an indemnification claim against TRMC pursuant to Section 4.3(c), it may do so pursuant to the procedures for making indemnification claims provided in Section 3.6 of the Second Amended and Restated Omnibus Agreement. For the avoidance of doubt, no other article or section of the Second Amended and Restated Omnibus Agreement shall apply to this Section 4.3.

Section 4.4    Applicability of Other Indemnity Provisions of the Second Amendment and Restated Omnibus Agreement.

(a)Section 3.2 of the Second Amended and Restated Omnibus Agreement shall not apply to the Assets. Neither TRMC nor the General Partner have provided any representation or warranty to the Partnership or the Operating Company regarding title to the Assets.

(b)Section 3.5 of the Second Amended and Restated Omnibus Agreement shall not apply to the Assets.

Section 4.5    Provisions Regarding Limitations of Liability In the BP Purchase and Sale Agreement.

(a)Until the Sellers have paid an aggregate $150 million (the “Cap”) for indemnification claims pursuant to Section 15.2.1 of the BP Purchase and Sale Agreement (“Warranty Claims”) and with respect to Third Party Environmental Claims (the “Third Party Environmental Indemnity Claims”, and together with the Warranty Claims, the “Indemnity Claims”), (y) if applicable, TRMC, on behalf of the Buyer Indemnified Parties, agrees to pay the amounts it receives from the Sellers with respect to the Indemnity Claims to the Indemnified Parties, as applicable, and (z) if applicable, the Indemnified Parties shall direct the Sellers to pay such claims so that the total amounts paid by Sellers are paid, as follows:

(i)to the Buyer Indemnified Parties, in an amount equal to (A) the product of (x) the total amount paid by Sellers with respect to Indemnity Claims and (y) the total amount of Indemnity Claims made by the Buyer Indemnified Parties accepted by Sellers in accordance with terms of the BP Purchase and Sale Agreement divided by the aggregate amount of all Indemnity Claims made by the Indemnified Parties accepted by Sellers in accordance with terms of the BP Purchase and Sale Agreement, minus (B) the amount any amounts previously received by the Buyer Indemnified Parties with respect to Indemnity Claims;

(ii)to the Partnership Indemnified Parties, in an amount equal to (A) the product of (x) the total amount paid by Sellers with respect to Indemnity Claims and (y) the total amount of Indemnity Claims made by the Partnership Indemnified Parties, and by TRMC on behalf thereof, pursuant to Section 4.2(e), accepted by Sellers in accordance with terms of the BP Purchase and Sale Agreement divided by the aggregate amount of all claims made by the Indemnified Parties accepted by Sellers in accordance with terms of the BP Purchase and Sale Agreement, minus (B) the amount any recoveries previously received by the Partnership Indemnified Parties; and

(iii)if (A) the total amount of Indemnity Claims made by the Partnership Indemnified Parties, and by TRMC on behalf thereof pursuant to Section 4.2(e), accepted by Sellers in accordance with terms of the BP Purchase and Sale Agreement, minus (B) the total amount paid to the Partnership Indemnified Parties pursuant to Section 4.5(a)(ii), minus (C) any amounts paid by the Buyer Indemnified Parties pursuant to this Section 4.5(a)(iii), plus (D) any amounts paid by the Partnership Indemnified Parties pursuant to this Section 4.5(a)(iii), minus (E) the total amount of Warranty Claims made by the Partnership Indemnified Parties, and by TRMC on behalf thereof pursuant to Section 4.2(e), and accepted by Sellers in accordance with the terms of the BP Purchase and Sale Agreement up to a maximum of $4 million, is:

(1)a positive amount, that amount shall be paid to the Partnership Indemnified Parties instead of the Buyer Indemnified Parties (and if the amount to be paid by Sellers in the applicable payment is not sufficient upon the reallocation to take into account this amount, the Buyer Indemnified Parties shall pay that insufficiency to the Partnership Indemnified Parties); or

(2) negative amount, the difference between zero and that negative amount shall be paid to the Buyer Indemnified Parties instead of the Partnership Indemnified Parties (and if the amount to be paid by Sellers in the applicable payment is not sufficient upon the reallocation to take into account this amount, the Partnership Indemnified Parties shall pay that insufficiency to the Buyer Indemnified Parties).

(b)For any Indemnity Claims that would have resulted in a recovery by either Indemnified Party, as determined pursuant to Sections 4.5(d) and (e), but for the Cap:

(i)first, the Indemnified Parties shall recalculate the amounts receivable pursuant to Section 4.5(a) as follows:

(A)for the Buyer Indemnified Parties, in an amount equal to the product of (x) the total amount of Third Party Environmental Indemnity Claims paid by Sellers and those determined to be valid pursuant to Sections 4.5(d) and (e), up to the Cap, and (y) the total amount of Third Party Environmental

Indemnity Claims made by the Buyer Indemnified Parties accepted by Sellers in accordance with terms of the BP Purchase and Sale Agreement and those determined to be valid pursuant to Sections 4.5(d) and (e) divided by the aggregate amount of all Third Party Environmental Indemnity Claims made by the Indemnified Parties accepted by Sellers in accordance with terms of the BP Purchase and Sale Agreement and those determined to be valid pursuant to Sections 4.5(d) and (e); and

(B)for the Partnership Indemnified Parties, in an amount equal to the product of (x) the total amount of Third Party Environmental Indemnity Claims paid by Sellers and those determined to be valid pursuant to Sections 4.5(d) and (e), up to the Cap, and (y) the total amount of Third Party Environmental Indemnity Claims made by Partnership Indemnified Parties, and by TRMC on behalf thereof pursuant to Section 4.2(e), accepted by Sellers in accordance with terms of the BP Purchase and Sale Agreement and those determined to be valid pursuant to Sections 4.5(d) and (e) divided by the aggregate amount of all Third Party Environmental Indemnity Claims made by the Indemnified Parties accepted by Sellers in accordance with terms of the BP Purchase and Sale Agreement and those determined to be valid pursuant to Sections 4.5(d) and (e);

(ii)second, if the total amount of Third Party Environmental Indemnity Claims paid by Sellers is less than the Cap (such difference, the “Representation Indemnity Amount”), the Indemnified Parties shall recalculate the amounts receivable pursuant to Section 4.5(a) with respect thereto as follows:

(A)for the Buyer Indemnified Parties, in an amount equal to the product of (x) the Representation Indemnity Amount and (y) the total amount of Warranty Claims made by the Buyer Indemnified Parties accepted by Sellers in accordance with terms of the BP Purchase and Sale Agreement and those determined to be valid pursuant to Sections 4.5(d) and (e) divided by the aggregate amount of all Warranty Claims made by the Indemnified Parties accepted by Sellers in accordance with terms of the BP Purchase and Sale Agreement and those determined to be valid pursuant to Sections 4.5(d) and (e); and

(B)for the Partnership Indemnified Parties, in an amount equal to the product of (x) the Representation Indemnity Amount and (y) the total amount of Warranty Claims made by the Partnership Indemnified Parties, and by TRMC on behalf thereof pursuant to Section 4.2(e), accepted by Sellers in accordance with terms of the BP Purchase and Sale Agreement and those determined to be valid pursuant to Sections 4.5(d) and (e) divided by the aggregate amount of all Warranty Claims made by the Indemnified Parties accepted by Sellers in accordance with terms of the BP Purchase and Sale Agreement and those determined to be valid pursuant to Sections 4.5(d) and (e);

(iii)if the amount recalculated in Section 4.5(b)(i)(A) plus the amount recalculated in Section 4.5(b)(ii)(A) is more than the amount actually received by Buyer Indemnified Parties, the Partnership Indemnified Parties shall pay to the Buyer Indemnified Parties the amount of such difference;

(iv)if the amount recalculated in Section 4.5(b)(i)(B) plus the amount recalculated in Section 4.5(b)(ii)(B) is more than the amount actually received by Partnership Indemnified Parties, the Buyer Indemnified Parties shall pay to the Partnership Indemnified Parties the amount of such difference; and

(v)further, if, by the operation of all of the prior provisions of this Section 4.5(b), the amount of the Indemnity Claims made by the Partnership Indemnified Parties, and by TRMC on behalf thereof pursuant to Section 4.2(e), accepted by the Sellers in accordance with the BP Purchase and Sale Agreement and those determined to be valid pursuant to Sections 4.5(d) and (e) that are not paid exceeds the greater of (i) $25 million (if only Third Party Environmental Claims exist) or (ii) $25 million plus the amount of applicable Warranty Claims up to $4 million (if Warranty Claims exist), then the Buyer Indemnified Parties shall pay to the Partnership Indemnified Parties all amounts constituting that excess.

(c)Prior to allowing any Buyer Indemnified Party or Partnership Indemnified Party to receive a recovery pursuant to Section 15 of the BP Purchase Agreement for an Indemnity Claim, TRMC and the Operating Company, respectively, shall obtain an agreement from any such party to comply with the procedures set forth in this Section 4.5. TRMC and the Operating Company shall control the procedures set forth in this Section 4.5 on behalf of the Buyer Indemnified Parties and the Partnership Indemnified Parties.

(d)After Sellers have paid to the Indemnified Parties an amount equal to the Cap pursuant to Section 15 of the BP Purchase and Sale Agreement, if an Indemnified Party believes it would have an Indemnity Claim but for the Cap, TRMC, on behalf of the Buyer Indemnified Parties, or the Operating Company, on behalf of the Partnership Indemnified Parties, as applicable, shall give notice to the other of the existence of such Indemnity Claim together with a reasonable description thereof and any applicable backing documentation. TRMC and the Operating Company shall have thirty (30) days to agree whether that Indemnity Claim would have been valid under the BP Purchase and Sale Agreement. Upon agreement as to a valid claim, the amount of that Indemnity Claim shall be included in the calculations made pursuant to Section 4.5(b).

(e) In the event TRMC and the Operating Company are unable to come to a resolution pursuant to Section 4.5(d) (a “Disputed Claim”):

(i)either TRMC or the Operating Company may submit the Disputed Claim to an agreed upon third party qualified environmental consultant, in the case of a Third Party Environmental Indemnity Claim, or a nationally recognized independent accounting firm, in the case of a Warranty Claim (in either case, the “Dispute Resolution Firm”);

(ii)TRMC and the Operating Company shall provide the other with copies of the relevant records and provide reasonable access to its personnel as necessary to verify the accuracy of the applicable Disputed Claim;

(iii) within thirty (30) days of the selection of the Dispute Resolution Firm, TRMC and the Operating Company shall each submit to the Dispute Resolution Firm (with a copy to the other party) their respective proposals with respect to the determination of the amount of such Disputed Claim;

(iv)the Dispute Resolution Firm shall schedule a hearing at a site mutually agreeable to TRMC and the Operating Company not later than twenty (20) days after receipt of the last proposal;

(v)no less than seven (7) days prior to the hearing, each party may submit additional information and arguments in response to the proposal offered by the other side;

(vi)within fifteen (15) days after the hearing, the Dispute Resolution Firm shall choose the proposal of one of the parties with respect to the Disputed Claim;

(vii)any determination of the amount of the Disputed Claim so made by the Dispute Resolution Firm shall be included in the calculations made pursuant to Section 4.5(b);

(viii)TRMC and the Operating Company shall each pay fifty percent (50%) of the costs of the Dispute Resolution Firm and shall each pay their own costs and expenses related to the hearing; and

(ix)the Dispute Resolution Firm's decision shall be final and binding.

(f)Any payment to be made by a Party pursuant to this Section 4.5 shall be paid promptly, but in any event within ten (10) days of the determination that a payment is to be made.

Section 4.6    Assurances of TRMC.

(a)In order to provide for sufficient financial reserves for the satisfaction of any potential indemnity claims that might be made pursuant to Section 4.3, TRMC shall maintain, as of the end of each calendar year, a Total Equity Balance equal to or greater than $250 million (the “Indemnity Coverage Minimum”). “Total Equity Balance” means the amount that is equal to the difference between the total assets and total liabilities of TRMC, each as determined in conformity with accounting principles generally accepted in the United States.

(b)On or before April 30th of each year, TRMC shall submit to the Partnership and the Operating Company TRMC's calculation of its Total Equity Balance as of the end of the prior calendar year. Such calculation may be accompanied by (i) financial Schedules of Assets, Liabilities And Equity of TRMC as of December 31 of the prior calendar year and (ii) a Schedule of Revenue of TRMC, which may be unaudited, so long as they are certified as being true and correct in all material respects and with amounts determined in conformity with generally accepted accounting principles of the United States, consistently applied, by the Treasurer or Chief Financial Officer of TRMC, to such person's actual knowledge.

(c)In the event that the calculation of TRMC's Total Equity Balance submitted pursuant to Section 4.6(b) is less than the Indemnity Coverage Minimum, TRMC shall provide alternative surety within thirty (30) days, of a nature acceptable to the Partnership and the Operating Company, with consent not to be unreasonably withheld, for the full amount of the Indemnity Coverage Minimum until such time as TRMC delivers pursuant to Section 4.6(b) a calculation of its Total Equity Balance that is equal to or greater than the Indemnity Coverage Minimum. TRMC, the Partnership and the Operating Company agree that alternative surety that may be used by TRMC to meet its obligations under this Section 4.6(c) include, but are not limited to, (i) insurance, (ii) an irrevocable letter of credit and (iii) surety bond.

(d)The provisions of this Section 4.6 shall extend until the earlier to occur of ten (10) years from the date of this Agreement or a Partnership Change of Control (as defined in the Second Amended and Restated Omnibus Agreement).

Section 4.7    Operating Company's Right to Perform TRMC Remedial Work. From and after the Closing Date, should TRMC default in any obligation under this Agreement to perform TRMC Remedial Work, and if, as a consequence, a Governmental Authority or third party shall notify the Partnership or the Operating Company that the either of them must perform any TRMC Remedial Work with respect to the Assets, the Partnership or the Operating Company, as applicable, shall notify TRMC of the same, TRMC shall promptly undertake the same, and TRMC shall immediately notify the relevant Governmental Authority or third party that TRMC shall respond to such notice in the place of the Partnership or the Operating Company, as applicable. However, if the Partnership or the Operating Company is compelled to undertake or pursue TRMC Remedial Work with respect to the Assets, or threatened with penalties or other adverse consequences (including damages, litigation, indemnification obligations, attorneys' fees, etc.), then the Operating Company shall have the right and authority, but not the obligation, to conduct the TRMC Remedial Work with respect to the Assets at TRMC's sole expense. The Operating Company shall have the right to install, maintain, operate, store, use and remove equipment, including monitoring wells, recovery wells and other assessment or remediation equipment, to remove, remediate, store and test soils and groundwater therefrom and thereon and to otherwise take all actions required to comply with Environmental Law (as defined in the BP Purchase and Sale Agreement). The Operating Company shall provide TRMC, within thirty (30) days of TRMC's written request, copies of all correspondence between the Operating Company and a Governmental Authority or third party regarding the Operating Company's activities with respect to the Assets where the TRMC Remedial Work is to be performed. TRMC shall not interfere with the Operating Company's actions taken pursuant to this Section 4.7, and shall cooperate with the Operating Company in obtaining any permits, consents or approvals necessary for the Operating Company to perform its actions taken with respect to the Assets. In the event the Operating Company undertakes to perform TRMC Remedial Work pursuant to this Section 4.7, the Operating Company may seek any remedies available to it under this Agreement to immediately seek temporary and permanent injunctive relief for specific performance by TRMC of its obligation to perform TRMC Remedial Work, in addition to any other rights and remedies available to the Operating Company under this Section 4.7, at law or in equity.

Section 4.8    Right of Entry Agreements. At or after Closing, the Parties shall execute right of entry agreements between TRMC and the Operating Company, for each of the Terminals, pursuant to which the Operating Company shall grant TRMC access to certain properties related to the Assets for the purposes of carrying out environmental remediation activities. Each right of entry agreement shall be substantially in the form attached as Exhibit E to this Agreement.

ARTICLE V
MISCELLANEOUS

Section 5.1    Costs. Each Party shall pay its own costs and expenses with respect to the transactions contemplated by this Agreement; except as follows:

(a)the Operating Company and TRMC shall each pay one-half of (i) the sales, use and similar transfer taxes arising out of the contributions, conveyances and deliveries to be made under Article II, (ii) all documentary, filing, recording, transfer, deed and conveyance taxes and fees required in connection therewith, (iii) legal fees and costs of McGuireWoods LLP and Latham & Watkins LLP, and (iv) any other customary closing costs associated with the contributions of the Assets;

(b)the Partnership shall pay all of the costs and expenses of the conflicts committee of the board of directors of the General Partner, including, but not limited to, the advisory and legal fees and costs of Andrews Kurth LLP, Tudor Pickering Holt & Co. and Mustang Engineering; and

(c)TRMC shall pay all of the costs of KPMG LLP with respect to work performed to compile quarterly expense and volume throughput information for the assets conveyed during the two year period ended December 31, 2012.

Section 5.2    Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including, without limitation, all Schedules and Exhibits attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections, Schedules and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Schedules and Exhibits attached hereto, and all such Schedules and Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 5.3    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 5.4    No Third Party Rights. Except with respect to the Indemnified parties, the provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 5.5    Counterparts. This Agreement may be executed in any number of counterparts (including facsimile or .pdf copies) with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 5.6    Applicable Law; Forum, Venue and Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the principles of conflicts of law. Each of the Parties (a) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement shall be exclusively brought in any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims, (b) irrevocably submits to the exclusive jurisdiction of the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, of the district court of Bexar County, Texas in connection with any such claim, suit, action or proceeding, (c) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (i) it is not personally subject to the jurisdiction of the United States District Court for the Western District of Texas, San Antonio Division, or the district court of Bexar County, Texas, or of any other court to which proceedings in such courts may be appealed, (ii) such claim, suit, action or proceeding is brought in an inconvenient forum, or (iii) the venue of such claim, suit, action or proceeding is improper, (d) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding and (e) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder or by personal service within or without the State of Texas, and agrees that service in such forms shall constitute good and sufficient service of process and notice thereof; provided, however, that nothing in clause (e) hereof shall affect or limit any right to serve process in any other manner permitted by law.

Section 5.7    Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 5.8    Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement. Notwithstanding anything in the foregoing to the contrary, any amendment executed by the Partnership or any of its subsidiaries shall not be effective unless and until the execution of such amendment has been approved by the conflicts committee of the General Partner's board of directors.

Section 5.9    Integration. This Agreement, together with the Schedules and Exhibits referenced herein, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith. The Parties acknowledge that they have executed other agreements as of the Closing Date, including the Amendment No. 1 to the Second Amended and Restated Omnibus Agreement, the Amendment and Restatement of Schedules to the Second Amended and Restated Omnibus Agreement, the Storage Services Agreement and the Amendment and Restatement of Schedules to the Amended and Restated Operational Services Agreement, each by and among the parties thereto. In the event of conflict with regard to the subject matter hereof between the above-referenced documents and this Agreement (together with the Schedules and Exhibits hereto), this Agreement (together with the Schedules and Exhibits hereto) shall control.

Section 5.10    Specific Performance. The Parties agree that money damages may not be a sufficient remedy for any breach of this Agreement and that in addition to any other remedy available at law or equity, the Parties shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any Party's breach of this Agreement. The Parties agree that no bond shall be required for any injunctive relief in connection with a breach of this Agreement.

Section 5.11    Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein. For the avoidance of doubt, the conveyance of the Assets from TRMC, the General Partner or the Partnership to the Operating Company is not intended to be treated as a sale for tax or any other purposes.

Section 5.12    Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient's normal business hours or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 5.12.

If to the Tesoro or TRMC:

Tesoro Corporation
19100 Ridgewood Parkway
San Antonio, Texas 78259-1828
Attn: Charles S. Parrish
Facsimile: (210) 745-4494

If to the General Partner, the Partnership or the Operating Company:

Tesoro Logistics LP
c/o Tesoro Logistics GP, LLC, its General Partner
19100 Ridgewood Parkway
San Antonio, Texas 78259-1828
Attn: Charles S. Parrish
Facsimile: (210) 745-4494

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties to this Agreement have caused it to be duly executed as of the Execution Date.

TESORO LOGISTICS LP		TESORO CORPORATION

By:	Tesoro Logistics GP, LLC,	By:	/s/ GREGORY J. GOFF
	its general partner		Gregory J. Goff
President
By:	/s/ PHILLIP M. ANDERSON
Phillip M. Anderson
President

TESORO LOGISTICS GP, LLC		TESORO LOGISTICS OPERATIONS LLC

By:	/s/ PHILLIP M. ANDERSON
	Phillip M. Anderson	By:	/s/ PHILLIP M. ANDERSON
	President		Phillip M. Anderson
President
TESORO REFINING & MARKETING COMPANY LLC

By:	/s/ GREGORY J. GOFF
Gregory J. Goff
President

Signature Page to
Contribution, Conveyance and Assumption Agreement

SCHEDULE 4.3

Environmental Liabilities

Pursuant to Section 4.3(b), TRMC Remedial Work shall include Remedial Work with respect to the following environmental liabilities at the Terminals:

The following documents provide comprehensive, facility-specific data that describe soil and/or groundwater environmental liabilities. Each document is available in the public domain for future reference.

VINVALE MARKETING TERMINAL
First Quarter 2013 Status Report,
Atlantic Richfield Company, Vinvale Terminal
8601 South Garfield Avenue
South Gate, CA 90280

CRWQCB - LA CAO No. 96-014
April 15, 2013

Prepared by
Stantec Consulting Services Inc.
290 Conejo Ridge Avenue
Thousand Oaks, CA 91361
805-230-1266

COLTON MARKETING TERMINAL
Fourth Quarter 2012 Groundwater Monitoring Report
Atlantic Richfield Company, ARCO facility 19T (Colton
Terminal) 2359 South Riverside Ave
Rialto, CA 92376

CRWQCB - SA No. 083603123T
January 15, 2013

Prepared by
Stratus Environmental Inc.
5412 Bolsa Avenue
Huntington Beach, CA 92649
714-230-2495

Schedule 4.3 - Page 1

SAN DIEGO MARKETING TERMINAL
Atlantic Richfield Company
Semi-Annual Status Report
Facility 33T (San Diego Terminal)
2295 East Harbor Drive
San Diego, CA, 92113

County of San Diego, Dept. of Environmental Health,
Land & Water Quality Division, Site Assessment and
Mitigation Program
Case #H02375
October 26, 2012

Prepared by
Stantec Consulting Services Inc.
9179 Aero Drive
San Diego, CA 92123
619-296-6195

EAST HYNES TERMINAL
2012 Annual Groundwater Monitoring Report
East Hynes Terminal
5905 Paramount Boulevard
Long Beach, CA 90805

CRWQCB - LA Clean Up and Abatement Order 95-107
January 15, 2013

Prepared by AECOM Environmental
3995 Via Oro Avenue
Long Beach, CA 90810
562-420-2993

HATHAWAY STORAGE TERMINAL
2012 Annual Groundwater Monitoring Report
Hathaway Facility
2350 Obispo Avenue
Signal Hill, CA 90755

SCP No. 1167
January 29, 2013

Prepared by AECOM Environmental
3995 Via Oro Avenue
Long Beach, CA 90810
562-420-2993

Schedule 4.3 - Page 2

CARSON CRUDE STORAGE FACILITY
Second Semiannual 2011 Groundwater Monitoring Results
Carson Regional Groundwater Group Monitoring Wells
Carson, reference well CRGG7A

January 16, 2012

Prepared by CH2M Hill
6 Hutton Centre Drive, Suite 700
Santa Ana, CA 92707
714-429-2050

Schedule 4.3 - Page 3

EXHIBIT A

Assets

The MTSA and the Storage Services Agreement, for purposes of Sections 2.2 and 2.3.
All rights and interests under the BP Purchase and Sale Agreement with respect to the assets described below.

The Terminals described below, as well as certain other related assets and properties that are either located on the same parcels of real estate as those assets and properties or used in connection therewith, all personal property, fixtures, improvements and equipment located on such Terminal property, and all contracts, permits, licenses and other intangible rights related to the Terminals to the extent assignable and to the extent used in connection with the ownership and operation of any of the other assets and properties described above. The Parties shall prepare and agree to a detailed listing of the assets to be included in the assets described in this paragraph, to the extent possible, at Closing or as soon thereafter as possible.

The Terminals

The “Colton Terminal” consisting of the marketing terminal located in the City of Rialto, County of San Bernardino, State of California with Assessor's Parcel Number 0258-051-18-0000, more commonly known as 2395 Riverside Avenue in Rialto, California, including a covered four-lane truck loading rack, nine (9) active above-ground storage tanks and three (3) additive/oily water tanks, with approximately four (4) acres of real property and a main office building with warehouse and a covered truck maintenance shop located thereon.
The “Carson Crude Storage Facility” consisting of the crude oil storage facility located in the City of Carson, California with Assessor's Parcel Numbers: 7315-001-018; 7315-001-008; 7315-001-025; 7315-001-026; 7315-001-027; 7315-001-028; and 8900-763-629, more commonly known as 24696 South Wilmington in Carson, California, including five (5) above-ground storage tanks and a booster station to pump jet fuel to Los Angeles International Airport, with approximately one hundred seventeen (117) acres of real property and a main office located thereon together with approximately 59.11 acres of real property at south of Sepulveda Boulevard and east of Wilmington Avenue in the City of Carson, State of California subject to that certain Ground Lease, dated January 1, 2005, between BP West Coast Products LLC as Landlord and Shippers Transport Express, Inc. as Tenant.

The “East Hynes Terminal” consisting of the storage terminal and rack location located in the City of Long Beach, County of Los Angeles, State of California with Assessor's parcel Numbers 7119-019-020 and 7119-019-021, commonly known as 5905 Paramount Boulevard in Long Beach, California, including thirty-one (31) above-ground storage tanks, six (6) (10,000-gallon) additive tanks, a six-lane truck rack, and the Carson

Pipelines Operations Control Center, with approximately sixty-six (66) acres of real property and two (2) administration buildings and one (1) warehouse located thereon.

The “Hathaway Terminal” consisting of the storage terminal and rack location located in the City of Signal Hill , County of Los Angeles, State of California with Assessor's Parcel Numbers 7217-002-003, 7217-002-044 and 7217-002-045, more commonly known as 2350 Obispo Avenue in Signal Hill, California, including twenty-three (23) above-ground storage tanks and a five-lane truck rack, with approximately twenty (20) acres of real property and an office building with a control room located thereon.
The “San Diego Terminal” consisting of the marketing terminal located in the City of San Diego, County of San Diego, State of California with Assessor's Parcel Number 538-770-02-00, more commonly known as 2295 Harbor Drive, San Diego, California, including a covered three-lane truck loading rack and nine (9) above-ground storage tanks, with approximately three (3) acres of real property and a main office building, a warehouse and equipment shop located thereon.

The “Vinvale Terminal” consisting of the marketing terminal and the two-story training facility both located in the City of South Gate, County of Los Angeles, State of California with Assessor's Parcel Numbers 6232-002-002, 6232-001-001, 6232-001-002, 6222-001-004 and 6222-001-003, more commonly known as 8601 Garfield Avenue, South Gate, California, including a covered eight-lane truck loading rack, nine (9) active above-ground storage tanks, two (2) additive tanks, one (1) horizontal tank, and four (4) out-of-service tanks, with approximately thirty-three (33) acres of real property and two (2) administration buildings, a garage with wash bay, a four-bay storage building and two (2) offloading stations located thereon.

The “West Hynes Terminal” consisting of the non-exclusive easement rights described below and storage terminal with Assessor's Parcel Numbers: 7119-018-001, 002, 024, 028, more commonly known as at 5900 Cherry Avenue in Long Beach, California, adjacent to the East Hynes Terminal, including two (2) double-bottom storage tanks, pipelines, and all appurtenances thereto.

(a)     A Non-Exclusive Easement as created by that certain Easement Agreement dated March 29, 1999 executed by ARCO Pipeline Company, Grantor and ARCO Terminal Services Corporation, Grantee which was recorded April 12, 1999 as Instrument No. 99-0625879, Official Records.

(b)     A Non-Exclusive Easement as created by that certain Easement Agreement dated March 29, 1999 executed by ARCO Pipe Line Company, Grantor and Atlantic Richfield Company, Grantee which was recorded April 12, 1999 as Instrument No. 99-0625880, Official Records.

EXHIBIT B

Excluded Assets and Liabilities

There are no excluded assets.  The liabilities described in Section 4.2 of the Agreement not to be assumed are excluded liabilities.

EXHIBIT C

Form of 10-Year Promissory Note

(See Attached.)

INTERCOMPANY NOTE (the “Note”)
$544,000,000		San Antonio, Texas
__________, 2013
(the "Note Date")

FOR VALUE RECEIVED, TESORO CORPORATION, a Delaware corporation, having an address at 19100 Ridgewood Parkway, San Antonio, Texas 78259 (“Maker”) promises to pay to the order of TESORO LOGISTICS GP, LLC, a Delaware limited liability company, having an address at 19100 Ridgewood Parkway, San Antonio, Texas 78259 (“Payee”), the principal sum of FIVE HUNDRED FORTY-FOUR MILLION DOLLARS ($544,000,000). Maker also promises to pay to Payee interest on the outstanding principal amount of this Note, from time to time, at the rate equal to the greater of (i) [the ________ 2013 applicable Federal interest rate that will be published by the IRS during the third week of _________ 2013] [three percent (3.00%)]. Interest shall be computed on the basis of a year of 365 (or 366) days and shall be due and payable in arrears on a quarterly basis within five (5) business days of the last day of each fiscal quarter.
Maker shall pay all obligations in lawful money of the United States in immediately available funds, free and clear of, and without deduction or offset for, any present or future taxes, levies, imposts, charges, withholdings, or liabilities with respect thereto; or any other defenses, offsets, set-offs, claims, counterclaims, credits, or deductions of any kind. Maker's obligations under this Note are completely independent of all circumstances whatsoever other than as this Note expressly states.
1.    Maturity, Prepayment. The principal and accrued but unpaid interest on this Note shall be due and payable on demand, and if no demand has been made prior thereto, on ___________, 2023. Maker may prepay this Note at any time, in whole or in part, without notice, penalty, or premium, provided only that Maker simultaneously pays interest to the date of such prepayment.
2.    Subordination. Payee's rights under this Note, including rights to the payment of principal or interest, shall be expressly subordinated to Maker's obligations as guarantor under the Sixth Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of January 4, 2013, among Maker, the financial institutions party thereto, and JPMorgan Chase Bank, National Association, as Administrative Agent, as amended through the date hereof and as the same may be amended, restated, supplemented or otherwise modified from time to time (each capitalized term used in this Section 2 and not otherwise defined herein shall have the meaning given to it in such Credit Agreement).
3.    Post-Maturity Interest, Etc. Any amount of principal or interest which is not paid when due, whether at maturity or otherwise, shall bear interest from the date when due until said principal or interest amount is paid in full, payable on demand, at the per annum rate of six percent (6.0%).

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4.    Waivers. Maker and any endorsers and guarantors of this Note, and all others who may become liable for all or any part of the obligations evidenced by this Note, severally waive presentment for payment, protest, notice of protest, dishonor, notice of dishonor, demand, notice of non-payment, and the benefit of all statutes, ordinances, judicial rulings, and other legal principles of any kind, now or hereafter enacted or in force, affording any right of cure or any right to a stay of execution or extension of time for payment or exempting any property of such person from levy and sale upon execution of any judgment obtained by the holder in respect of this Note. THE PARTIES WAIVE JURY TRIAL IN ANY ACTION TO ENFORCE OR INTERPRET, OR OTHERWISE ARISING FROM, THIS NOTE.
5.    GOVERNING LAW. THIS NOTE AND THE PARTIES' RIGHTS UNDER THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK NOTWITHSTANDING ANY PRINCIPLES OF CONFLICTS OF LAW.
6.    Severability. If any provision of this Note is invalid or unenforceable, then the other provisions shall remain in full force and effect and shall be liberally construed in favor of Payee.

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Maker has executed and delivered this Note as of the Note Date.

TESORO CORPORATION

By:
Gregory J. Goff
President

Signature Page to Intercompany Note

EXHIBIT D

Forms of Conveyance Documents

Deeds, assignments and other conveyance documents from Sellers to the Operating Company in the form contemplated by the BP Purchase and Sale Agreement.

Bill of Sale, Assignment and Assumption from TRMC, the General Partner and the Partnership to the Operating Company, in the form attached hereto.

BILL OF SALE, ASSIGNMENT AND ASSUMPTION
This Bill of Sale, Assignment and Assumption, dated to be effective as of ___________________, 2013 (this “Instrument”), is made, executed and delivered by Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“TRMC”), Tesoro Logistics GP, LLC, a Delaware limited liability company (the “General Partner”), and Tesoro Logistics LP, a Delaware limited partnership (the “Partnership”), in favor of Tesoro Logistics Operations LLC, a Delaware limited liability company (“Operating Company”). Capitalized terms not defined herein shall have the meanings given to them in the Contribution Agreement (as defined below).
WHEREAS, Tesoro Corporation, a Delaware corporation, TRMC, the General Partner, the Partnership and the Operating Company, along with other parties, have entered into a Contribution, Conveyance and Assumption Agreement dated as of May __, 2013 (the “Contribution Agreement”); and
WHEREAS, the execution and delivery of this Instrument by TRMC, the General Partner and the Partnership is a condition to the obligations of all of the parties to the Contribution Agreement to consummate the transactions contemplated thereby.
NOW, THEREFORE, in consideration of the premises above and the mutual agreements set forth in the Contribution Agreement, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.     Bill of Sale and Assignment of Assets. TRMC hereby transfers, conveys, assigns, grants, bargains, sets over, releases, delivers, vests and confirms unto the General Partner and its successors and assigns, forever, the entire right, title and interest of TRMC in and to any and all of the applicable Assets (as defined in, described in, and subject to the terms of the Contribution Agreement, which includes the assets set forth on Schedule A attached hereto). The General Partner hereby transfers, conveys, assigns, grants, bargains, sets over, releases, delivers, vests and confirms unto the Partnership and its successors and assigns, forever, the entire right, title and interest of the General Partner in and to any and all of the applicable Assets (as defined in, described in, and subject to the terms of the Contribution Agreement, which includes the assets set forth on Schedule A attached hereto). The Partnership hereby transfers, conveys, assigns, grants, bargains, sets over, releases, delivers, vests and confirms unto the Operating Company and its successors and assigns, forever, the entire right, title and interest of the Partnership in and to any and all of the applicable Assets (as defined in, described in, and subject to the terms of the Contribution Agreement, which includes the assets set forth on Schedule A attached hereto).Notwithstanding anything contained in this Instrument to the contrary, the Assets shall not include any of the Excluded Assets and Liabilities.

2.     Assignment and Assumption. TRMC hereby assigns to the General Partner all of TRMC's responsibilities, coverages and liabilities in and to the applicable Assets, including the responsibilities, coverages and liabilities of TRMC in the BP Purchase and Sale Agreement (as defined in the Contribution Agreement) solely to the

1

extent they relate to the Assets, and the General Partner hereby agrees to assume, pay, discharge and perform when due all of the those responsibilities, coverages and liabilities. Notwithstanding the foregoing, the General Partner does not assume, or agree to pay, discharge or perform when due, any Excluded Assets and Liabilities. The General Partner hereby assigns to the Partnership all of the General Partner's responsibilities, coverages and liabilities in and to the applicable Assets, including the responsibilities, coverages and liabilities of the General Partner in the BP Purchase and Sale Agreement (as defined in the Contribution Agreement) solely to the extent they relate to the Assets, and the Partnership hereby agrees to assume, pay, discharge and perform when due all of the those responsibilities, coverages and liabilities. Notwithstanding the foregoing, the Partnership does not assume, or agree to pay, discharge or perform when due, any Excluded Assets and Liabilities. The Partnership hereby assigns to the Operating Company all of the Partnership's responsibilities, coverages and liabilities in and to the applicable Assets, including the responsibilities, coverages and liabilities of the Partnership in the BP Purchase and Sale Agreement (as defined in the Contribution Agreement) solely to the extent they relate to the Assets, and the Operating Company hereby agrees to assume, pay, discharge and perform when due all of the those responsibilities, coverages and liabilities. Notwithstanding the foregoing, the Operating Company does not assume, or agree to pay, discharge or perform when due, any Excluded Assets and Liabilities.

3.     Clarification. For the avoidance of doubt, any conveyance of title to the applicable Assets from TRMC to the Operating Company or assumption of any obligations of TRMC by the Operating Company is solely to minimize the need for additional conveyance documents and instruments; the intent of the Parties (and the intended treatment of the transactions contemplated by the Contribution Agreement) is for TRMC to convey the applicable Assets and obligations to the General Partner pursuant to Section 2.1 of the Contribution Agreement, the General Partner to convey the applicable Assets and obligations to the Partnership pursuant to Section 2.2 of the Contribution Agreement, and for the Partnership to convey the applicable Assets and obligations to the Operating Company pursuant to Section 2.3 of the Contribution Agreement. The conveyance of the applicable Assets and obligations by TRMC, the General Partner and the Partnership to the Operating Company pursuant to this Instrument is not intended to be treated as a sale for tax or any other purposes. Furthermore, it is the intention of the parties hereto that the only obligations of TRMC to be assumed by the Operating Company (after all relevant conveyances by TRMC, the General Partner and the Partnership) are those that specifically relate to the Assets to be contributed, meaning that it is intended that the Operating Company shall not assume any obligations of TRMC not specifically tied to the Assets (for example, and not by way of limitation, any obligations with respect to any of the representations and warranties of TRMC in the BP Purchase and Sale Agreement, any obligations with respect to “Assumed Liabilities” (as defined in the BP Purchase and Sale Agreement) that do not specifically relate to the Assets or with respect to TRMC's obligations with respect to Remedial Work.

4.     Further Assurances. TRMC, the General Partner and the Partnership hereby covenant and agree that, at any time and from time to time after the date of this

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Instrument, at the Operating Company's request, TRMC, the General Partner and the Partnership will execute and deliver such documents and instruments of conveyance and transfer as the Operating Company may reasonably request to consummate more effectively the contribution of the applicable Assets as contemplated by the Contribution Agreement and to vest in Operating Company title to the applicable Assets transferred under this Instrument.

5.     Miscellaneous Provisions.

(a)    Successors in Interest. This Instrument shall be binding upon and inure to the benefit of the parties and their respective permitted successors, permitted assigns and legal representatives.
(b)    Schedule; Number; Gender; Captions. The schedule to this Instrument is hereby incorporated into, and made a part of, this Instrument. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders. Titles and captions of or in this Instrument are inserted only as a matter of convenience and for reference and in no way affect the scope or intent of this Instrument.
(c)    Applicable Law. This Instrument shall be governed by and construed in accordance with the laws of the State of Texas.
(d)    Severability. If any provision of this Instrument shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Instrument shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.
(e)    Amendment. This Instrument may not be amended except by an instrument in writing signed by the Operating Company, TRMC, the General Partner and the Partnership.
(f)    Counterparts. This Instrument may be executed in any number of counterparts (including facsimile or .pdf copies) with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Bill of Sale, Assignment and Assumption has been executed by the parties as of the date first above written.

TESORO REFINING & MARKETING COMPANY, LLC

By:
Gregory J. Goff
President

TESORO LOGISTICS OPERATIONS LLC

By:
Phillip M. Anderson
President

TESORO LOGISTICS GP, LLC

By:
Phillip M. Anderson
President

TESORO LOGISTICS LP

By:	Tesoro Logistics GP, LLC, its general partner

By:
Phillip M. Anderson
President

Signature Page to
Bill of Sale, Assignment and Assumption

SCHEDULE A TO
BILL OF SALE, ASSIGNMENT AND ASSUMPTION
ASSETS
The Assets shall include (other than the Excluded Assets and Liabilities) all of TRMC's right, title, interest, responsibilities, coverages and liabilities of TRMC in the applicable Assets, including, but not limited to those listed on the attachment hereto.

EXHIBIT E

Form of Right of Entry Agreement

RECORDING REQUESTED BY
Tesoro Refining & Marketing Company LLC
AND WHEN RECORDED MAIL TO

Name	Tesoro Refining & Marketing Company LLC
Street	19100 Ridgewood Parkway
Address	San Antonio, Texas 78259
Attention:	Brooks Meltzer, Esq.

SPACE ABOVE THIS LINE FOR RECORDER'S USE
APN:378-010-030

RIGHT OF ENTRY AGREEMENT
FOR ASSESSMENT, REMEDIATION AND CLOSURE ACTIVITIES
[ASSET LOCATION]
[_______], CALIFORNIA

This Right of Entry Agreement ("Agreement") is made and entered into between Tesoro Refinery & Marketing Company LLC ("TRMC"), a Delaware limited liability company, and Tesoro Logistics LP ("TLLP"), a Delaware limited partnership, regarding the property described in Exhibit A (the "Property"), effective as of the date of execution below.
TRMC desires to access the Property and TLLP hereby grants TRMC (and its consultants, agents, contractors, subcontractors, and employees) access to the Property, to conduct activities at, on, and about the Property as required by the [APPLICABLE ENVIRONMENTAL AUTHORITY] or any other applicable regulatory agency ("Agency") in connection with remedial activities at the Property ("Activities"), including but not limited to: (i) the excavation, trenching, stockpiling, storage, treatment, and backfilling of soil; (ii) the treatment or removal of soil vapor, groundwater, or surface water; (iii) the removal or closure of tanks, containment trenches and associated piping; (iv) the installation, monitoring, maintenance, storage, operation and closure of borings, wells, fixtures, installations, and equipment (e.g., injection wells, monitoring wells, extraction wells); (v) storage of vehicles, portable containers and/or tanks and equipment on the Property; and (vi) any other activities necessary to remediate the Property.

1.
It is understood by the parties hereto, that the Activities shall be conducted under the oversight of the [Applicable Environmental Authority] or Agency, and that such agency has authority under applicable law to direct the schedule and scope of the Activities, including the sole discretion to determine when the Activities are complete.

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2.
TRMC agrees to hold harmless and indemnify TLLP from and against all claims, causes of action, damages, costs, and expenses arising out of or resulting from TRMC's negligence, or the negligence of its consultants, agents, contractors, subcontractors, and employees, in conducting the Activities.

3.
TRMC or its consultants, agents, contractors, subcontractors or employees shall promptly remove from the Property, at TRMC's sole expense, all waste material generated by its Activities, or the Activities of TRMC's consultants, agents, contractors, subcontractors or employees in the exercise of TRMC's rights under this Agreement.

4.
TRMC, or its consultants, agents, contractors, subcontractors or employees, at TRMC's sole expense, shall keep the work area clean and neat following the Activities, and restore as much as reasonably possible, the surface appearance of the Property to its original, pre-existing condition upon completion of the Activities.

5.
This Agreement shall terminate when the [Applicable Environmental Authority] or Agency determines in writing that no further Activities are required on the Property, or as otherwise agreed between the parties in writing, and all equipment described in this Agreement are either removed or abandoned in place.

6.
Nothing in this Agreement shall be construed as an obligation by TRMC to remediate the Property or to comply with any [Applicable Environmental Authority] or Agency directive; provided, however, this Section 6 shall not affect any terms or provisions of any other agreement between the parties hereto.

7.	Any notice with respect to this Agreement shall be provided as follows:

To TRMC:    Tesoro Refining & Marketing Company LLC
19100 Ridgewood Parkway
San Antonio, TX 78259
Attn: Brooks Meltzer, Esq.

To TLLP:    Tesoro Logistics LP
19100 Ridgewood Parkway
San Antonio, TX 78259
Attn: Charles S. Parrish, Esq.

8.	This Agreement shall be binding upon TRMC and TLLP and their successors and assigns.

9.
TRMC shall have the right to record or file this Agreement or a memorandum in the real property records of the County of [_______]. TLLP agrees to execute (sign) such documents as may be necessary to accomplish such recording.

10.
This Agreement contains a complete expression of the agreement between the parties with respect to the subject matter hereof, and there are no promises, representations or inducements, verbal or written with respect to the subject matter hereof, except such as are herein provided. The terms of the Agreement cannot be modified except by written agreement of the parties.

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11.
If any provision of this Agreement shall be held invalid, illegal or unenforceable in any respect, such provision shall not affect any other provision hereof or the validity of the remainder of this Agreement.

12.	This Agreement shall be construed, interpreted, and governed by and in accordance with the laws of California, without regard to its choice of law provisions.

13.	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same Agreement.

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IN WITNESS WHEREOF, the parties authorized representatives have signed this Agreement on the date specified below.

TESORO REFINING & MARKETING COMPANY LLC, a Delaware limited liability company		TESORO LOGISTICS LP, a Delaware limited partnership

By:		By:

Name:	Gregory J. Goff	Name:	Phillip M. Anderson

Title:	President	Title:	President

Date:		Date:

Signature Page to Right of Entry Agreement

STATE OF	}
}ss
COUNTY OF	}

On ________________________, before me, ___________________________ ____________________________________, a Notary Public in and for said state, personally appeared Gregory J. Goff, President of Tesoro Refining & Marketing Company LLC, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature

STATE OF	}
}ss
COUNTY OF	}

On ________________________, before me, ___________________________ ____________________________________, a Notary Public in and for said state, personally appeared Phillip M. Anderson, President of Tesoro Logistics LP, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature

EXHIBIT A
LEGAL DESCRIPTION